Exhibit 99.B(d)(82)

Schedule B
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
Parametric Portfolio Associates LLC

Dated September 30, 2013, as amended December 11, 2013

Pursuant to Paragraph 5, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Investments Trust

[REDACTED]

Agreed and Accepted:

SEI Investments Management Corporation	Parametric Portfolio Associates LLC

By:	By:

/s/ Stephen Beinhacker	/s/ Aaron Singleton

Name:	Name:

Stephen Beinhacker	Aaron Singleton

Title:	Title:

Vice President	CFO